Exhibit 10.7

AMENDMENT TO SECURITIES PURCHASE AGREEMENT AND NOTE

AMENDMENT TO SECURITIES PURCHASE AGREEMENT, dated as of August 10, 2023 (this “Agreement”), by and between Smithline Family Trust I, a New York family trust (“Smithline Family Trust”), and White River Energy Corp, Inc., a Nevada corporation (the “Company”), having its principal place of business at 609 West Dickson St., Suite 102 G, Fayetteville, AR, and Note issued pursuant thereto. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Securities Purchase Agreement, dated as of December 16, 2022, by and between Smithline Family Trust and the Company (the “Securities Purchase Agreement”).

WHEREAS, Smithline Family Trust purchased pursuant to the Securities Purchase Agreement a $1,666,666.67 principal amount 10% Original Issue Discount Senior Secured Convertible Note due September 16, 2023 of the Company (as amended, the “Original Note”).

WHEREAS, on May 10, 2023, Smithline Family Trust and the Company entered into an Agreement amending the Original Note and covering certain other matters.

WHEREAS, the parties acknowledge that $1,041,667 (plus accrued interest from July 16, 2023 through the date hereof) remains outstanding under the Original Note as of the date hereof, which shall be required to be repaid in accordance with the terms of the Original Note, as amended by this Agreement.

WHEREAS, Smithline Family Trust desires to purchase and the Company desires to sell a $1,111,111.11 principal amount 10% Original Issue Discount Senior Secured Note due December 16, 2023 issued by the Company having the same terms as the Original Note as amended on May 10, 2023 and as amended hereby (the “Additional Note” and, collectively with the Original Note, the “Notes”).

WHEREAS, in conjunction therewith, the Company and Smithline Family Trust would like to amend certain provisions in the Original Note as set forth below.

NOW, THEREFORE, in consideration of the following and other consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.	Smithline Family Trust agrees to advance $1,000,000 (net of reasonable fees and expenses payable by the Company after receipt of documentation and satisfaction of conditions precedent substantially similar to those contained in the Securities Purchase Agreement in the transaction pursuant to which the Original Note was issued). In consideration therefor, at closing Smithline Family Trust or its designee will receive (i) the Additional Note in the principal amount of $1,111,111.11 due December 16, 2023 issued by the Company and (ii) a carried working interest in an amount satisfactory to the parties (the “CWI”) in one or more productive oil wells to be mutually agreed to by the parties in good faith following the date hereof (the “Wells”) at no cost to Smithline Family Trust. The Company agrees to cause Smithline Family Trust to become an owner of interests in the Wells for purposes of its CWI at the Company’s midstream carrier, Plains Marketing LP (“Plains”), such that Smithline Family Trust will be eligible to receive payments directly from Plains each month for Smithline Family Trust’s pro rata share of the oil production (“Oil Revenue”) in the Wells pursuant to the CWI. By nature of owning a CWI in the Wells, Smithline Family Trust will not be charged any well operating expenses or workover or other expenses by the Company or any third party. If after a period of 24 months from the date of this Agreement, Smithline Family Trust has not received Oil Revenue totaling at least $1,111,111.11, then the Company will be required to remit the difference between $1,111,111.11 and the Oil Revenue received by Smithline Family Trust to Smithline Family Trust within 10 business days of the end of such 24 month period. The terms of the Additional Note purchased by Smithline Family Trust hereunder shall be the same terms as the Original Note purchased by Smithline Family Trust after giving effect to the amendments to Original Note on May 10, 2023 and as specified herein.

2.	Section 4.3 of the Securities Purchase Agreement is hereby amended by making then entire section “subject to Rule 144(i)” under the Securities Act, and adding the words in quotations to each of the first four sentences thereof for this purpose.

3.	For the avoidance of doubt, the total combined reserve of shares of common stock for issuances upon conversion of the Original Note and the Additional Note shall initially be 10 million shares.

4.	The maturity date on the balance of the Original Note shall be revised to December 16, 2023 to mirror that of the Additional Note purchased hereby.

5.	Interest shall be paid on all Notes on the 16th day of each month through the maturity date.

6.	Smithline Family Trust hereby waives any breach, default or event of default under the Original Note and the other Transaction Documents which has or may have occurred through the date hereof. Nothing herein shall constitute an admission that any such event has actually occurred.

7.	The Original Note and each other Transaction Document with respect thereto, as applicable, is hereby amended to provide that the indebtedness set forth on Schedule 1 hereto and the holder’s security interests in the assets securing such indebtedness shall be pari passu to the Original Note and security interest granted therein, except with respect to the lien on the assets securing such indebtedness each of which shall be senior but solely as to the collateral.

8.	This Agreement shall be effective as of the closing date of the financing set forth in paragraph 1 above.

Each of the undersigned has caused this Agreement to be duly executed and delivered as of the date first written above.

WHITE RIVER ENERGY CORP

By:	/s/ Randy May
Name:	Randy May
Title:	Chief Executive Officer

Smithline Family Trust I

By:	/s/ Richard Smithline
Name:	Richard Smithline
Title:	Authorized Signatory